Exhibit 3.1

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684 5708
Website: www.nvsos.gov

Filed in the office of	Document Number 20090547382-90
Ross Miller, Secretary of State, State of Nevada	Filing Date and Time 07/10/2009 7:29 AM
	Entity Number E0381412009-2

Articles of Incorporation

(PURSUANT TO NRS CHAPTER 78)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	On Time Filings, Inc.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: CSC Services of Nevada, Inc. (Name) [ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Street Address / City / Nevada / Zip Code Mailing Address (if different from street address) / City / Nevada / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 55,000,000 — Par value per share: $ 0.001 — Number of shares without par value:
4. Names and Addresses of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Suzanne Fischer (Name) 1405 Clay Street, Unit B (Street Address) — Newport Beach (City) — CA (State) — 92663 (Zip Code) 2) (Name) (Street Address) — (City) — (State) — (Zip Code)
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:*
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	Suzanne Fischer (Name) — X [signature] (Incorporator Signature) 1405 Clay Street, Unit B (Address) — Newport Beach (City) — CA (State) — 92663 (Zip Code)
7. Certificate of Acceptance of Appointment of Registered Agent:	*I hereby accept appointment as Registered Agent for the above named Entity.* CSC Services of Nevada, Inc. X By: [signature] — 7/10/09 Authorized Signature of Registered Agent or On Behalf of Registered Agent Entity — Date

This form must be accompanied by appropriate fees.

Nevada Secretary of State NRS 78 Articles
Revised on 7-1-08

ARTICLES OF INCORPORATION
OF
ON TIME FILINGS, INC.

The undersigned, acting as incorporator, pursuant to the provisions of the laws of the State of Nevada, hereby adopts the following Articles of Incorporation:

ARTICLE ONE. The name of the corporation is On Time Filings, Inc.

ARTICLE TWO. The address of this corporation’s registered office in the State of Nevada is 502 East John Street, Carson City, Nevada 89706. The name of its resident agent at such address is CSC Services of Nevada, Inc.

ARTICLE THREE.  The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized pursuant to the Nevada Revised Statutes.

ARTICLE FOUR. This corporation shall have authority to issue an aggregate of fifty-five million (55,000,000) shares of stock, $.001 par value per share divided into two (2) classes of stock as follows for a total capitalization of Fifty-Five Thousand Dollars ($55,000):

(A)	COMMON STOCK: Fifty million (50,000,000) shares of Common Stock, $.001 par value per share; and

(B)	PREFERRED STOCK: Five million (5,000,000) shares of Preferred Stock, par value $.001 per share.

The holders of shares of capital stock of this corporation shall not be entitled to pre-emptive or preferential rights to subscribe to any unissued stock or any other securities which this corporation may now or hereafter be authorized to issue. This corporation's capital stock may be issued and sold from time to time for such consideration as may be determined by the Board of Directors, provided that the consideration so fixed is not less than par value. The stockholders of this corporation shall not possess cumulative voting rights at all shareholders meetings called for the purpose of electing a Board of Directors. The holders of shares of Preferred Stock shall have no right to vote such shares, except (i) as determined by the Board of Directors of this corporation, or (ii) as otherwise provided by the Nevada Revised Statutes, as amended from time to time. The Board of Directors of this corporation shall be, and hereby is, authorized and empowered, subject to limitations prescribed by law and the provisions of these Articles of Incorporation, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designations, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions of each such series.

ARTICLE FIVE. The affairs of this corporation shall be governed by a Board of Directors of no more than eight (8) and no less than one (1) person. The name and address of the initial director are as follows:

Name	Address
Suzanne Fischer	1405 Clay Street, Unit B Newport Beach, CA 92663

ARTICLE SIX. The capital stock of this corporation, after the amount of the subscription price or par value has been paid, shall not be subject to pay debts of this corporation, and no paid for stock and no stock issued as fully paid for shall ever be assessable or assessed.

ARTICLE SEVEN. The powers of the incorporator are to terminate upon the filing of these Articles of Incorporation. The incorporator of this corporation is Suzanne Fischer whose mailing address is 1405 Clay Street, Unit B, Newport Beach, CA 92663.

ARTICLE EIGHT. The period of existence of the corporation shall be perpetual.

ARTICLE NINE. The initial Bylaws of this corporation shall be adopted by its Board of Directors. The power to alter, amend, or repeal the Bylaws, or to adopt new Bylaws, shall be vested in the Board of Directors, except as otherwise may be specifically provided in the Bylaws.

ARTICLE TEN.  Meetings of stockholders shall be held at such place within or without the State of Nevada as may be provided by the Bylaws of this corporation. Special meetings of the stockholders may be called by the President or any other executive officer of this corporation, the Board of Directors, or any member thereof, or by the record holder or holders of at least ten percent (10%) of all shares entitled to vote at the meeting. Any action otherwise required to be taken at a meeting of the stockholders, except election of directors, may be taken without a meeting if a consent in writing, setting forth the action so taken, shall be signed by stockholders having at least a majority of the voting power.

ARTICLE ELEVEN. No contract or other transaction between this corporation and any other corporation, whether or not a majority of the shares of the capital stock of such other corporation is owned by this corporation, and no act of this corporation shall in any way be affected or invalidated by the fact that any of the directors of this corporation are pecuniarily or otherwise interested in, or are directors or officers of such other corporation. Any director of this corporation, individually, or any firm of which such director may be a member, may be a party to, or may be pecuniarily or otherwise interested in any contract or transaction of this corporation; provided, however, that the fact that he or such firm is so interested shall be disclosed or shall have been known to the Board of Directors of this corporation, or a majority thereof; and any director of this corporation who is also a director or officer of such other corporation, or who is so interested, may be counted in determining the existence of a quorum at any meeting of the Board of Directors of this corporation that shall authorize such contract or transaction, and may vote thereat to authorize such contract or transaction, with similar force and effect as if he or she were not such director or officer of such other corporation or not so interested.

ARTICLE TWELVE.  The corporation shall indemnify any person who was or is threatened to be made a party to a proceeding (as hereinafter defined) by reason of the fact that he or she (i) is or was a director or officer of the corporation or (ii) is or was serving at the request of the corporation as a director, officer, partner, venturer, proprietor, trustee, employee, agent or similar functionary of another foreign or domestic corporation, partnership, joint venture, sole proprietorship, trust, employee benefit plan, or other enterprise, to the fullest extent permitted under the Nevada Revised Statutes, as the same exists or may hereafter be amended; provided, however, that except as provided in this Article Twelve with respect to proceedings to enforce rights to indemnification, the corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the corporation.

Such rights shall be a contract right and as such shall run to the benefit of any director or officer who is elected and accepts the position of director or officer of the corporation or elects to continue to serve as a director or officer of the corporation while this Article Twelve is in effect. Any repeal or amendment of this Article Twelve shall be prospective only and shall not limit the rights of any such director or officer or the obligations of the corporation with respect to any claim arising from or related to the services of such director or officer in any of the foregoing capacities prior to any such repeal or amendment to this Article Twelve. Such right shall include the right to be paid by the corporation expenses incurred in defending any such proceeding in advance of its final disposition to the maximum extent permitted under the Nevada Revised Statutes.

If a claim for indemnification hereunder is not paid in full by the corporation within sixty (60) days after a written claim has been received by the corporation, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim, and if successful in whole or in part, the claimant shall also be entitled to be paid the expenses of prosecuting such claim. It shall be a defense to any such action that such indemnification or advancement of costs of defense are not permitted under the Nevada Revised Statutes, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) to have made its determination prior to the commencement of such action that indemnification of, or advancement of costs of defense to, the claimant is permissible in the circumstances nor an actual determination by the corporation (including the board of directors or any committee thereof, independent legal counsel, or stockholders) that such indemnification or advancement is not permissible shall be a defense to the action or create a presumption that such indemnification by the corporation is not permissible.

In the event of the death of any person having rights of indemnification under the foregoing provisions, such right shall inure to the benefit of his or her heirs, executors, administrators, and personal representatives. The rights conferred above shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, bylaw, resolution of stockholders or directors, agreement, or otherwise.

The corporation may additionally indemnify any employee or agent of the corporation to the fullest extent permitted by law.

As used herein, the term “proceeding” means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, arbitrative, or investigative, any appeal in such an action, suit, or proceeding, and any inquiry or investigation that could lead to such an action, suit, or proceeding.

ARTICLE THIRTEEN.   No director or officer of this corporation shall have any personal liability to this corporation or its stockholders for damages for breach of fiduciary duty as a director or officer, except that this Article Thirteen shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of the Nevada Revised Statutes. Any repeal or modification of this article by the stockholders of this corporation shall not adversely affect any right or protection of any director of this corporation existing at the time of such repeal or modification.

The undersigned incorporator hereby acknowledges that the forgoing Articles of Incorporation is her act and deed and has hereunto affixed her signature on July 10, 2009.

/s/ Suzanne Fischer
                     Suzanne Fischer, Incorporator